Exhibit 99.1

From: Sierra Pacific Resources	To: PR Newswire, US1
Media Contact: Karl Walquist, (775) 834-3891
Analyst Contact: Britta Carlson, (702) 367-5624
July 28, 2006
Sierra Pacific Resources Reports Second Quarter 2006 Earnings
     Reno, NV — Sierra Pacific Resources (NYSE: SRP) today announced consolidated earnings applicable to common stock of $29.2 million, or 14 cents per share, for the three months ended June 30, 2006, compared with consolidated earnings applicable to common stock of $9.1 million, or 5 cents per share, for the second quarter of 2005.
     For the six months ended June 30, 2006, Sierra Pacific reported consolidated earnings of $30.4 million, or 14 cents per share, compared with a loss of $435,000 for the same period in 2005.
     For the second quarter and six-month periods of 2006, the earnings per share calculation was reduced by one cent due to a $1.37 million adjustment for a one-time premium on the redemption of preferred stock.
     Among the key factors affecting the company’s second quarter earnings were continued strong growth at the company’s two utilities, Nevada Power Company and Sierra Pacific Power, and warmer weather.
     Walter Higgins, chairman and chief executive officer of Sierra Pacific Resources, said, “These results are indicative of the dedication and performance of our entire workforce in contributing to the steady, continuing improvement of our company’s operational and financial health. We have greatly added to our generation capacity with the 1,200-megawatt Chuck Lenzie Generating Station going into full operation during the second quarter and the purchase of the 75 percent interest in the 560-megawatt Silverhawk Generating Station earlier in the year being the principal developments in southern Nevada.”
     “We are also concentrating on diversifying our energy portfolio throughout the state by continuing to place greater emphasis on development of renewables as well as the proposed 1,500-megawatt clean-coal-fired Ely Energy Center in eastern Nevada,” Higgins said. “These projects and others are designed to make our state more energy self-sufficient and ultimately to stabilize rates for the customers we serve.”
     He added, “Our primary goals since the Western Energy Crisis of 2000-2001 remain the same — to increase shareholder value, to return our utilities to investment grade status, and ultimately to restore shareholder dividends. We are continuing to make genuine progress toward these objectives.”

Nevada Power Company Second Quarter Results
     Nevada Power Company reported net income of $28.5 million for the second quarter of 2006 compared with net income of $21 million for the same quarter a year earlier. For the six months ended June 30, 2006, Nevada Power reported net income of $25.2 million compared with $12.9 million for the same period in 2005.
     Nevada Power’s retail revenues for the three months and six months ended June 30, 2006, increased compared with the same periods in 2005 due to rate increases, warmer weather and customer growth. The total number of electric customers increased by 5.3 percent and 5.1 percent for the three and six month periods ended June 30, 2006, respectively.
     Nevada Power’s second quarter other operating and maintenance expenses decreased by $3.4 million compared with the same quarter in 2005, primarily due to the timing of plant maintenance, partially offset by the addition of the Chuck Lenzie and Silverhawk generating stations.
Sierra Pacific Power Company Second Quarter Results
     Sierra Pacific Power reported earnings applicable to common stock of $9 million for the second quarter of 2006 compared with $3.9 million for the same period in 2005. For the first six months of 2006, the utility reported earnings applicable to common stock of $21.3 million compared to $15.1 million for the same period in 2005.

     The utility’s retail electric revenues increased during the second quarter and for the six months ended June 30, 2006, due to rate increases and customer growth. Sierra Pacific Power saw an increase in retail customers for the three months and six months ended June 30, 2006, of 3.1 percent and 2.9 percent, respectively. These increases were slightly offset when one of the company’s large industrial customers, Barrick Gold, completed construction of a power plant and began generating its own energy supplies, effective December 1, 2005.
     Sierra Pacific Power’s retail gas revenues increased for the three and six month periods ended June 30, 2006, primarily due to increases in retail rates and customer growth, partially offset by warmer temperatures. The number of gas customers for the three and six month periods ending June 30, 2006, increased by 4.5 percent and 4.3 percent, respectively.
     Other operating and maintenance expenses at Sierra Pacific were comparable to the same quarter in 2005.
Webcast Scheduled for 7 a.m. PDT Today
     Senior management of Sierra Pacific Resources will review the company’s financial results, regulatory issues and other matters during a conference call and live webcast today, July 28, at 7 a.m. Pacific Daylight Time.
     The webcast will be accessible on the Sierra Pacific Resources web site: www.sierrapacificresources.com.
     An archived version of the webcast will remain on the Sierra Pacific Resources’ web site for approximately two months following the live webcast. To listen to a recording of the call by telephone, call (800) 475-6701 and use the conference call ID number, 834510, to access the recording. International callers should dial (320) 365-3844.
          Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership.
This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Sierra Pacific Resources’ ability to maintain access to the capital markets, Sierra Pacific Resources’ ability to receive dividends from its subsidiaries and the financial performance of Sierra Pacific Resources’ subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, unfavorable rulings in their pending and future rate cases, their ability to maintain access to the capital markets for general corporate purposes and to finance construction projects, and their ability to purchase sufficient fuel, natural gas and power to meet their power demands and natural gas demands for Sierra Pacific Power Company, and weather conditions, particularly during the summer of 2006. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Annual Reports on Form 10-K for the year ended December 31, 2005, and their Quarterly Reports on Form 10-Q for the quarter ended March 31, 2006 filed with the SEC. The Companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Financial Highlights
(dollars in Thousands, Except Per Share Amounts)
(unaudited)
Sierra Pacific Resources

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Operating Revenue	$821,919	$701,038	$1,528,975	$1,350,012
Operating Expenses	731,188	620,145	1,378,658	1,210,171
Operating Income	90,731	80,893	150,317	139,841
Other Income	16,807	8,298	32,046	20,824
Interest Charges	78,288	79,166	150,887	159,156
Income From Continuing Operations	29,250	10,025	31,476	1,509
Earnings (Deficit) Applicable to Common Stock	29,202	9,051	30,444	(435)
Amount per share basic
Income From Continuing Operations	$0.15	$0.05	$0.16	$0.01
Earnings Applicable to Common Stock (1)	$0.14	$0.05	$0.14	$—
Weighted average shares of common stock outstanding basic	200,897,101	183,338,153	200,882,857	117,569,589
1 For the calculation of EPS, earnings applicable to common stock for the three and six months ended June 30, 2006 were adjusted by a $1.37 million premium paid to redeem preferred stock.
Nevada Power Company

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Operating Revenue	$543,869	$451,384	$925,144	$805,518
Operating Expenses	481,850	397,353	837,462	728,222
Operating Income	62,019	54,031	87,682	77,296
Other Income	13,392	7,311	25,627	17,561
Interest Charges	46,955	40,373	88,149	81,921
Net Income	28,456	20,969	25,160	12,936
Sierra Pacific Power Company

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Operating Revenue	$277,319	$249,335	$602,816	$543,883
Operating Expenses	252,516	227,625	548,022	492,654
Operating Income	24,803	21,710	54,794	51,229
Other Income	2,280	1,314	3,717	2,095
Interest Charges	18,084	18,125	36,240	36,288
Earnings Applicable to Common Stock	8,999	3,924	21,296	15,086